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CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
Pursuant to Section 242 of the General Corporation Law
State of Delaware
OF
INTERNET STOCK EXCHANGE CORP.
The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST: The name of the corporation is INTERNET STOCK EXCHANGE CORP.

SECOND: The amendments to the Certificate of Incorporation to be effected hereby are as follows:

Article ONE of the Certificate of Incorporation, relating to the name of the corporation is to be amended to read as follows:

"ONE: The name of the corporation is INTERNET STOCK MARKET
RESOURCES, INC."

Article FOUR of the Certificate of Incorporation, relating to the stock of the corporation is amended to read as follows:

"FOUR: The corporation shall be authorized to issue Fifty Million (50,00,000) common shares at $.0001 par value and One Million preferred shares at $.001 par value."

THIRD: The amendment effected herein was authorized by the affirmative vote of the (holders of a majority or the outstanding shares entitled to vote thereon at a meeting of shareholders pursuant to Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The capital of the corporation will not be reduced under or by reason of this amendment.

IN WITNESS WHEREOF, I have hereunto set my hand and seat this 14th Day of August, 1998.

By: /s/ Anastasios Kyriakides
Anastasios Kyriakides, Board Chairman/Secretary